Exhibit 99.1

FERC Grants Freeport LNG Permit

    HOUSTON--(BUSINESS WIRE)--June 21, 2004--Contango Oil & Gas Company (AMEX:MCF) reported that the Federal Energy Regulatory Commission ("FERC") has issued an Order under Section 3 of the Natural Gas Act authorizing Freeport LNG Development, LP ("Freeport LNG") to site, construct and operate a Liquefied Natural Gas ("LNG") Receiving Terminal in Freeport, Brazoria County, Texas. Contango holds a 10% limited partnership interest in Freeport LNG.
    Freeport LNG filed an application for the permit with FERC on March 28, 2003, for authorization to construct and operate the facility with an initial processing capacity of 1.5 billion cubic feet per day (Bcf/d). As previously announced, The Dow Chemical Company (NYSE:DOW) and ConocoPhillips (NYSE:COP) have entered into agreements with Freeport LNG for all of the facility's capacity.
    Contango is a Houston-based, independent natural gas and oil company. The Company explores, develops, produces and acquires natural gas and oil properties primarily onshore in the Gulf Coast and offshore in the Gulf of Mexico. Contango also owns a 10% partnership interest in a proposed LNG terminal in Freeport, Texas. Additional information can be found on our Web page at www.contango.com.
    This press release contains forward-looking statements that involve risks and uncertainties, and actual events or results may differ materially from Contango's expectations. The statements reflect Contango's current views with respect to future events that involve risks and uncertainties, including those related to successful negotiations with other parties, oil and gas exploration risks, price volatility, production levels, closing of transactions, capital availability, operational and other risks, uncertainties and factors described from time to time in Contango's publicly available reports filed with the Securities and Exchange Commission.

    CONTACT: Contango Oil & Gas Company, Houston
             Kenneth R. Peak, 713-960-1901
             www.contango.com